This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated November
  8, 1995 and the related Letter of Transmittal, and is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by
  Merrill Lynch, Pierce, Fenner & Smith Incorporated or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH

                 ANY AND ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                               MAXTOR CORPORATION

                                       AT

                               $6.70 NET PER SHARE

                                       BY

                            HYUNDAI ACQUISITION, INC.

                          A WHOLLY OWNED SUBSIDIARY OF

                           HYUNDAI ELECTRONICS AMERICA

     Hyundai Acquisition, Inc. (the "Purchaser"), a Delaware corporation and a wholly owned subsidiary of Hyundai Electronics America, a California corporation ("Parent"), is offering to purchase any and all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Maxtor Corporation, a Delaware corporation (the "Company"), at a price of $6.70 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 8, 1995 (the "Offer to Purchase") and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, DECEMBER 7, 1995, UNLESS THE OFFER IS EXTENDED.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 2, 1995 (the "Merger Agreement"), by and among Parent, the Purchaser and the Company. The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser, and further provides that, following the purchase of Shares pursuant to the Offer and promptly after the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger"). The Company will continue as the Surviving Corporation after the Merger. At the effective time of the Merger, each outstanding Share (except for Shares owned by the Purchaser or any subsidiary of the Purchaser and Shares held by stockholders exercising their appraisal rights under the Delaware General Corporation Law) will be converted into the right to receive $6.70 per Share (or any higher per Share price paid for Shares pursuant to the Offer), net to the seller in cash, without interest.

     The Board of Directors of the Company, based on the unanimous recommendation of the Special Committee of the Board of Directors of the Company, has approved the Offer, the Merger and the other transactions contemplated by the Merger Agreement, has determined that the Offer, the Merger and the transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company's stockholders (other than holders of the Class A Common Stock, par value $0.01 per share, of the Company (the "Class A Shares")) and recommend that stockholders of the Company (other than holders of Class A Shares) accept the Offer and tender their Shares.

     The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is, however, conditioned on, among other things, the obtainment of final approval of all necessary governmental officials and agencies of the Republic of Korea to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement, without any conditions reasonably deemed by Parent to materially adversely affect the intended economic benefits to it and its affiliates of the Offer, the Merger and the other transactions contemplated by the Merger Agreement. It is not possible to predict the amount of time necessary to obtain this governmental approval or whether such approval can be obtained. It is anticipated, however, that the time necessary to obtain such approval will extend beyond the Expiration Date set forth above, and the Purchaser intends to extend the Offer from time to time until such approval has been received. The Offer is also subject to certain other terms and conditions. See Sections 10 and 11 of the Offer to Purchase.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser as, if and when the Purchaser gives oral or written notice to Citibank, N.A. (the "Depositary"), of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for (or a timely
Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase), and (iii) any other documents required by the Letter of Transmittal. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

     Except as otherwise provided below or in Section 4 of the Offer to Purchase, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below and in Section 4 of the Offer to Purchase at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after January 6, 1996 or at such later time as may apply if the Offer is extended. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates evidencing Shares (the "Share Certificates") to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and, unless such Shares have been tendered for the account of an Eligible Institution (as defined in Section 3 of the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Shares may be retendered at any time prior to the Expiration Date by again following one of the procedures described in Section 3 of the Offer to Purchase. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, whose determination will be final and binding.

     Subject to the applicable rules and regulation of the Securities and Exchange Commission and the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary.

     The information required to be disclosed by Rule 14d-6(e)(l)(vii) and Rule 13e-3(e)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks and trust companies, and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing.

     The Offer to Purchase and the Letter of Transmittal contain important information that should be read before any decision is made with respect to the Offer.

     Questions and requests for assistance or for copies of the Offer to Purchase, the Letter of Transmittal and other tender offer documents may be directed to the Information Agent or the Dealer Manager, as set forth below, and copies will be furnished at the Purchaser's expense. No fees or commissions will be payable to brokers, dealers or other persons other than the Dealer Manager and the Information Agent for soliciting tenders of Shares pursuant to the Offer.

                     The Information Agent for the Offer is:

                             D. F. KING & CO., INC.

                                 77 Water Street
                            New York, New York 10005

                  Banks and Brokers Call Collect (212)269-5550

                    All Others Call Toll Free (800) 290-6428

                      The Dealer Manager for the Offer is:

                               MERRILL LYNCH & CO.

                             World Financial Center
                                   North Tower
                          New York, New York 10281-1305
                          (212) 236-4565 (Call Collect)

November 8, 1995